EXHIBIT 21.1
LIST OF SUBSIDIARIES
The Company had the following subsidiaries as of the date of this registration statement:

NAME		INCORPORATED

1.	Seacoast National Bank	United States

2.	FNB Brokerage Services, Inc.	Florida

3.	FNB Insurance Services, Inc (inactive)	Florida

4.	South Branch Building, Inc	Florida

5.	TCoast Holdings, LLC	Florida

6.	BR West, LLC	Florida

7.	SBCF Capital Trust I	Delaware

8.	SBCF Statutory Trust II	Connecticut

9.	SBCF Statutory Trust III	Delaware

10	SBCF Capital Trust IV	Delaware

11	SBCF Capital Trust V	Delaware